                        The Multicare Companies, Inc.
                      Computation of earnings per share
                                June 30, 1996

                                 (Unaudited)

                      (in thousands, except share data)

                                                 Three months     Six months
                                                    ended            ended
                                                 June 30, 1996   June 30, 1996


Income per common and common equivalent share:

 Income before extraordinary item                  $ 6,780            12,977
 Net Income                                        $ 6,780            11,496

 Weighted average number of common and common
      equivalent shares outstanding                  27,589           27,446
 Income before extraordinary item per common
      and common equivalent share                  $ .25              .47
 Net income per common and common
      equivalent share                             $ .25              .42

Income per common share assuming full dilution:

 Income before extraordinary item                  $ 6,780            12,977
 Net income                                        $ 6,780            11,496
  Adjustments to income:
  Interest expense and amortization of debt
     issuance costs relating to convertible
     debt, net of tax                                985              1,982
  Adjusted net income                              $ 7,765            13,478

  Weighted average number of common and common
     equivalent shares outstanding                   27,589           27,535
  Convertible debt shares                            4,976            4,976
  Adjusted shares                                    32,565           32,511

Income before extraordinary item per common
   share assuming full dilution                    $ .24              .46

Net income per common share assuming
   full dilution                                   $ .24              .41

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